Exhibit 10.1

January 6, 2026

Eric Andersen

Aon Corporation

United States

Dear Eric:

This letter agreement (“Agreement”) sets forth the terms and conditions of your separation from service with Aon Corporation, a Delaware corporation (the “Company”), and Aon plc and each of its controlled subsidiaries, including the Company (singularly and collectively, “Aon”). The “Parties” collectively refers to you and the Company.

Effective as of January 31, 2026 (the “Separation Date”), your employment and other service with Aon shall automatically terminate. This Agreement sets forth the separation benefits for which you are eligible if you timely sign and do not revoke this Agreement within the time frames provided in Section 21 and otherwise remain in continued compliance with all of the terms and conditions herein. Please note that this Agreement contains a waiver and release of claims against Aon.

In consideration of the premises and the mutual agreements contained herein, the Parties hereby acknowledge and agree as follows:

1.	GENERAL.

a.

As good and valuable consideration in exchange for your timely execution and non-revocation of the general release of claims set forth in Section 12 in accordance with Section 21 and your continuing compliance with the Continuing Obligations (as defined in Section 7) and all of the other terms and conditions of this Agreement (such execution, non-revocation, and continuing compliance, the “Separation Conditions”), (i) the Company shall pay you a lump sum of $500, within seven (7) calendar days following the date that the release of claims in this Agreement becomes fully effective pursuant to Section 21, (ii) you shall be eligible to receive the 2025 Bonus as set forth in Section 2, and (iii) you shall be eligible for the Equity Treatment set forth in Section 3 (the foregoing (i), (ii) and (iii), the “Separation Benefits”). The Company shall also continue to provide you with your regular salary and benefits for your role of senior advisor through the Separation Date.

b.

As of the Separation Date, the compensation and benefits provided under this Agreement constitute all the compensation and benefits to which you are entitled. You hereby waive any and all rights, benefits, and privileges to severance or other benefits you might otherwise be entitled to receive under any other Aon policy, plan, program, agreement, or arrangement, in each case as amended, supplemented, or otherwise modified from time to time, upon and following the Separation Date, including, without limitation, your employment agreement with the Company, effective as of July 1, 2023 (the “Employment Agreement”), the Aon plc Amended and Restated Senior Executive Combined Severance and Change in Control Plan (the “Severance Plan”), and the Aon plc 2011 Incentive Plan, as amended and restated and any sub-plans and awards granted thereunder. You understand that the payments and benefits described in this Agreement are not for wages Aon concedes it owes you and are consideration for you timely signing and not timely revoking this Agreement. All payments under this Agreement shall be subject to applicable taxes and withholdings (including applicable income tax). Notwithstanding anything to the contrary in this Agreement, your benefits under any Company retirement or nonqualified deferred compensation plan in which you are participating as of the Separation Date (including, but not limited to, the Aon Retirement Pension Plan, the Supplemental Pension Agreement between you and Aon, the Excess Benefit Plan, and the Supplemental Savings Plan) will be determined by the terms and conditions of the applicable plan (as in effect or amended from time to time by the Company) (collectively, the “Retirement and Deferred Compensation Benefits”).

2.

2025 BONUS. Subject to your satisfaction of all of the Separation Conditions, you shall receive a fixed amount equal to your target annual incentive (the “2025 Bonus”) under Aon’s annual incentive compensation plan for fiscal year 2025, in an amount equal to two times your Base Salary (as such term is defined in the Employment Agreement), subject to applicable withholdings. The 2025 Bonus shall be paid to you entirely in the form of cash, in a single lump sum, with such payment to be made within 30 days following the execution of this Agreement.

3.

EQUITY TREATMENT. The Parties acknowledge and agree that the Equity Awards listed in the table on Exhibit A hereto (which defines “Equity Awards” and contains certain other definitions with respect to such Equity Awards) constitute all of your Aon equity or equity-based awards that are outstanding as of the date of this Agreement. The Equity Awards shall be treated in accordance with this Section 3, in each case, subject to your satisfaction of all of the Separation Conditions (the following (a)-(c), the “Equity Treatment”): (a) the LPP 18 PSUs and the outstanding 2023 ISP RSUs shall remain outstanding and eligible to vest and be settled in accordance with the terms of the underlying Performance Award Certificate or Restricted Stock Unit Agreement, as applicable, and all appendices and exhibits (including any Goals and Payout Scale) attached thereto, except without regard to any applicable continued employment conditions; (b) the 2025 ISP RSUs shall vest in full and be settled on or before February 13, 2026; and (c) the LPP 19 PSUs, the 3x3PP PSUs, and the Special PSUs shall be automatically forfeited and terminated in their entirety (i.e., cancelled and null and void) upon the Separation Date. Section 3 of this Agreement shall govern, notwithstanding anything to the contrary in the Employment Agreement or any award agreement underlying any Equity Award (each, an “award agreement”). You understand that the benefits described in this Section 3 are not for wages Aon concedes it owes you and are consideration for your satisfaction of all of the Separation Conditions.

4.

OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you shall not receive nor are you entitled to receive any additional compensation, severance, or benefits after the Separation Date. Upon the Separation Date, with respect to base salary payments, you shall receive only your accrued but unpaid base salary through the Separation Date. For the avoidance of doubt, you shall not be eligible to (a) receive or earn any Aon annual incentive compensation plan bonuses other than the 2025 Bonus, including any pro rata target annual incentive under Aon’s annual incentive compensation plan for fiscal year 2026, (b) participate in the Severance Plan, or (c) receive severance under the Employment Agreement. As of the Separation Date, your employment and other service relationship with Aon shall be permanently and irrevocably severed, and Aon shall have no obligation, contractual or otherwise, to hire, re-hire, or re-employ you or obtain services from you in the future.

5.

EXPENSE REIMBURSEMENTS. On or before the Separation Date, you shall submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company shall reimburse you for such expenses pursuant to its regular policies and procedures.

6.

RETURN OF COMPANY PROPERTY. On or before the Separation Date, or at any time as the Company may request in its sole discretion, you shall return to the Company all Aon documents (and all copies and reproductions thereof) and other Aon property and materials in your possession, or your control, including Aon files, credit cards, entry cards, identification badges and keys, notes, memoranda, lists, records, plans, reports, computer tapes and computer-recorded information, software, and other documents and data which constitute Confidential Information (as defined in the Employment Agreement).

7.	POST-EMPLOYMENT OBLIGATIONS.

a.

GENERALLY. You continue to be bound by your obligations under any employment or other agreement concerning or containing confidentiality, non-competition, non-solicitation, assignment of rights to intellectual property, or other restrictive covenants by and between you and Aon, including the Employment Agreement and your award agreements (as defined in Section 3), which survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”).

b.

CONSIDERATION; BREACH. The Separation Benefits shall be provided in consideration of your satisfaction of all of the Separation Conditions. In the event that you fail to satisfy any of the Separation Conditions, Aon shall be entitled immediately to terminate providing all remaining Separation Benefits.

8.

NONDISPARAGEMENT. Subject to Sections 11 and 20, for a period of two (2) years after the Separation Date, you shall not make any statements to third parties, whether written or oral, which (a) you reasonably believe are likely to become public or be distributed to third parties, which statements could reasonably be interpreted under the circumstances as materially embarrassing, disparaging, prejudicial or detrimental to the reputation, goodwill or interests of Aon, or Aon’s officers, directors, employees, stockholders or agents, affiliates or subsidiaries, and (b) relate to the time period of your service as an employee of Aon or matters of which you became aware during your employment with Aon; provided, however, that nothing herein shall prohibit you from (i) giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable legal or regulatory obligation or process, or (ii) in good faith carrying out your fiduciary duties in your capacity as an officer or employee of a subsequent employer. You shall refer any third-party inquiries for employment references and verifications to Aon’s Executive Vice President, General Counsel and Company Secretary, or his successor, and in response to any such inquiry, Aon shall provide only your dates of employment and positions held with Aon.

9.

COOPERATION. You shall cooperate fully with Aon and its counsel, upon their reasonable request, with respect to any potential or pending material proceeding (including any litigation, arbitration, regulatory proceeding, investigation, or governmental action) that relates at least in part to matters with which you were involved while you were an employee of Aon, or with which you have knowledge. You shall render such cooperation in a timely fashion and provide Aon personnel and counsel with the full benefit of your knowledge with respect to any such matter, and shall make yourself reasonably available for interviews, depositions, or court appearances at the reasonable request of Aon or its counsel. To the extent reasonably practicable, the Company shall coordinate with you to minimize scheduling conflicts with your then current business and personal commitments. The Company shall reimburse you for all reasonable and documented expenses incurred in connection with such cooperation, including travel, lodging, and meals. You shall not be required to cooperate against your own legal interests. If, in your reasonable judgment, you require legal counsel in connection with such cooperation, the Company shall reimburse you for the reasonable and documented out of pocket costs thereof. Subject to Sections 11 and 20, if you receive (A) a complaint or subpoena or other legal process (i) relating to your service at Aon or (ii) sent to you in your capacity as an officer or former officer of Aon or (B) a request for interview or to provide information concerning any existing, potential, or threatened claims against Aon and (i) related to the time during which you served at Aon or (ii) requested in connection with your capacity as an officer or former officer of Aon, you shall give reasonably prompt (and in any event, to the extent legally permitted, prior to responding thereto) written notice to Aon to the attention of Aon’s Executive Vice President, General Counsel and Secretary, or his successor. You shall cooperate with Aon in good faith to ensure that its trade secrets and other confidential and proprietary information are not disclosed, either intentionally or inadvertently.

10.

REPRESENTATIONS CONCERNING AON AFFILIATION. After the Separation Date, you shall not represent that you are employed by, engaged as a consultant for, or in any other service relationship with, or an agent of (collectively, an “Affiliation”), Aon. The obligation includes ensuring that at all times after the Separation Date, your resume, social media profiles, and pages (including any LinkedIn or Facebook profile), website, email signature, and business card shall not indicate that you have any Affiliation with Aon. In addition, any statements that you make in social media, in resumes, or otherwise about your activities on behalf of Aon shall be a reasonable and accurate summary.

11.

PROTECTED RIGHTS. By your signature below, you acknowledge and agree that, with the exception of information that is protected from disclosure by any applicable law or privilege, nothing in this Agreement or in any agreement between you and Aon prohibits or limits you from voluntarily communicating with an attorney retained by you or otherwise prohibits or limits you (or your attorney) from (a) initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by, the Securities and Exchange Commission (“SEC”), the Department of Justice, FINRA, the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, the New York State Division of Human Rights, the Attorney General, or a local commission on human rights, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law (including any alleged criminal conduct or unlawful employment practices), and that you are not required to advise or seek permission from Aon before engaging in any such activity, (b) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (c) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order, or written request, provided that you first promptly notify (to the extent legally permissible) and provide Aon with the opportunity to seek, and join in its efforts at the sole expense of Aon, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, (d) making truthful statements required by law, regulation, or legal process, or (e) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12.

RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and your heirs, executors, administrators, creditors, successors, and assigns, hereby waive, release, acquit, and forever discharge Aon (including the Company), its past, present, and future parents, subsidiaries, and affiliates, and each of its and their respective past, present, and future officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns, and affiliates (singularly and collectively, the “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Releasees at common law or under any statute, rule, regulation, order, or law, whether federal, state, or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to: (a) events, acts, omissions, or conduct at any time prior to and including the time you sign this Agreement, including: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with Aon; claims or demands related to salary, bonuses, pension or insurance contributions, commissions, stock, stock options, stock units, or any other ownership interests in Aon, vacation or other time off pay, fringe benefits, relocation allowances, expense reimbursements, severance pay, or any other form of compensation; any and all claims, demands, or causes of action, including breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state, or local law or statute, including the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Illinois Constitution, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Minimum Wage Law, the Cook County Human Rights Ordinance, and the Chicago Human Rights Ordinance, the New York State Human Rights Law, the New York Labor Law, the New York State Correction Law, the New York State Civil Rights Law, and the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law, the New Jersey Worker Adjustment and Retraining Notification Act, and any and all other laws and regulations relating to employment termination, employment discrimination, harassment, or retaliation; claims or demands for wages, hours, benefits, compensation, and any and all claims or demands for attorneys’ fees and costs, in each case, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws; (b) the termination of your employment; or (c) any policy, agreement (including the Employment Agreement), understanding or promise, written or oral, formal or informal, between Aon and you; provided, however that this Agreement does not waive (i) any rights or claims for indemnification which you may have pursuant to any written indemnification agreement with Aon to which you are party or under applicable law or Aon’s articles or bylaws or related insurance policies; (ii) any rights or claims for coverage available under any applicable director & officer insurance policy maintained by Aon; (iii) any rights to salary earned prior to the date you sign this Agreement that have not yet been paid; or (iv) rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement or otherwise, such as claims for unemployment or state disability insurance benefits, worker compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, or recovery of an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; or (v) any rights or claims with regard to the Retirement and Deferred Compensation Benefits or any vested accrued benefits under an ERISA employee benefit plan.

13.

RELEASE OF UNKNOWN CLAIMS. In waiving and releasing all claims as set forth above, whether or not now known to you, you understand that if you later discover facts different from or in addition to those facts that you currently know or believe to be true, this Agreement shall nevertheless remain in effect in all respects despite such different or additional facts, and even if you would not have signed this Agreement if you had prior knowledge of such facts.

14.

BENEFITS NON-ASSIGNABLE. The Separation Benefits may not be anticipated, assigned, or alienated, provided that if you become eligible for a benefit and die before the benefit is provided, your heir(s) shall be entitled to the benefit.

15.

GOVERNING LAW. The validity, interpretation, construction, performance, enforcement, and remedies of, or relating to, this Agreement, and the rights and obligations of the Parties, shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules, or statutes of any jurisdiction. The Parties irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the federal and state courts located in Chicago, Illinois, and agree that any claim which may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.

16.

MISCELLANEOUS. With the exception of the applicable award agreements underlying the Equity Awards as modified by Section 3 and the Continuing Obligations incorporated by reference in Section 7, this Agreement, including all exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and Aon with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations, prior agreements, and communications, whether oral or written, as to the specific subjects of this letter by and between you and Aon, including any severance and compensation provisions of the Employment Agreement or the Severance Plan. The provisions of this Agreement may be amended or waived only by the written agreement of you and a duly authorized officer of Aon, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement. This Agreement shall be enforceable by you and your heirs, executors, administrators, and legal representatives, and by Aon and its successors and assigns, and shall be binding on such successors and assigns. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument, including an executed Agreement sent by electronic communication.

17.

CODE SECTION 409A. The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the U.S. Internal Revenue Code of 1986 (“Section 409A”) to the extent applicable thereto. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (within the meaning of Section 409A), as a short-term deferral, or otherwise shall be excluded from Section 409A to the maximum extent possible. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to you pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that Aon shall not be required to assume any increased economic burden in connection therewith. With respect to expenses eligible for reimbursement under the terms of this Agreement: (a) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (b) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything contained herein to the contrary, if you are a “specified employee,” as defined in Section 409A, as of the date of your separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, (ii) is payable upon your separation from service, and (iii) under the terms of this Agreement would be payable prior to the six (6)-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (A) the first business day following the six (6)-month anniversary of the separation from service or (B) the date of your death. Although the Company intends to administer this Agreement so that it will comply with the requirements of Section 409A, the Company does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local, or non-United States law and in no event shall Aon be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A or other applicable law. In the event provisions of this Agreement do not comply with Section 409A, the Parties shall use reasonable business efforts to amend this Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of the Parties.

18.

SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision of this Agreement or the validity, legality, or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

19.

HEADINGS; INCONSISTENCY; CONSTRUCTION. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan, or policy of Aon or any other agreement between you and an Aon entity, the terms of this Agreement shall control. Unless the context otherwise requires, references in this Agreement (a) to sections mean the sections of this Agreement and (b) to a statute, rule, or regulation shall include such statute, rule, or regulation as amended from time to time and includes any predecessor or successor statute, rule, or regulation thereto and any statute, rule, or regulation promulgated thereunder. Unless otherwise expressly provided, for purposes of this Agreement, the term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

20.

DTSA. Please be advised, pursuant to the Defend Trade Secrets Act of 2016, an individual shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, individuals may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, any individual who files a lawsuit alleging retaliation by Aon for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that you have with Aon, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

21.

ADEA. YOU EXPRESSLY ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS THAT YOU HAVE OR MAY HAVE UNDER THE ADEA (AS DEFINED ABOVE). YOU FURTHER ACKNOWLEDGE AND AGREE THAT: (a) YOUR WAIVER AND RELEASE DOES NOT APPLY TO ANY RIGHTS OR CLAIMS BASED ON EVENTS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (b) YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY AT YOUR EXPENSE PRIOR TO EXECUTING THIS AGREEMENT; (c) YOU ARE EXECUTING THIS AGREEMENT, INCLUDING THE RELEASE OF CLAIMS CONTAINED HEREIN, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH YOU ARE OTHERWISE ENTITLED AND THAT THE BENEFITS DESCRIBED HEREIN CONSTITUTE ADEQUATE CONSIDERATION FOR PURPOSES OF THE ADEA; (d) YOU ARE ENTERING INTO THIS AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY AND HAVE READ AND UNDERSTAND ITS TERMS (INCLUDING THE RELEASE OF CLAIMS HEREIN) AND HAVE NOT RELIED

ON ANY PROMISES OR REPRESENTATIONS, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS AGREEMENT; (e) YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND CONSULT WITH AN ATTORNEY AT YOUR EXPENSE IF YOU WISH TO DO SO (ALTHOUGH YOU MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT PRIOR TO THE EXPIRATION OF SUCH TWENTY-ONE (21)-DAY PERIOD, AND IN SO DOING, YOU ACKNOWLEDGE AND AGREE THAT YOU HAD THE ENTIRE TWENTY-ONE (21)-DAY PERIOD IN WHICH TO CONSIDER THIS AGREEMENT) AND YOU ACKNOWLEDGE THAT THIS TWENTY-ONE (21)-DAY PERIOD SATISFIES THE REQUIREMENTS IN THE ADEA; (f) YOU HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THIS AGREEMENT, AND MAY DO SO BY SENDING WRITTEN NOTICE OF SUCH REVOCATION TO AON’S EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR HIS SUCCESSOR, BY 11:59 PM CENTRAL TIME ON THE SEVENTH DAY FOLLOWING THE DATE ON WHICH YOU EXECUTE THIS AGREEMENT; (g) THE RELEASE OF CLAIMS IN SECTION 12 SHALL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE SEVEN (7)-DAY REVOCATION PERIOD HAS EXPIRED (WITHOUT YOU HAVING REVOKED THIS AGREEMENT WITHIN THE SEVEN (7)-DAY REVOCATION PERIOD), WHICH SHALL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY YOU PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE; AND (h) IF THERE HAVE BEEN ANY CHANGES TO A PRIOR VERSION OF THIS AGREEMENT (MATERIAL OR IMMATERIAL), THE TWENTY-ONE (21)-DAY CONSIDERATION PERIOD SHALL NOT BE RESET.

Upon acceptance of this Agreement, please sign below and return the executed original to me. Upon your signature below, this shall become our binding agreement with respect to your separation from Aon.

Aon Corporation

By:	/s/ Lisa Stevens
Lisa Stevens
Chief Administrative Officer & Executive Vice President

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS AGREEMENT (INCLUDING THE RELEASE HEREIN) KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS SET FORTH IN THIS AGREEMENT:

/s/ Eric Andersen	Date:	January 6, 2026
Eric Andersen

[Signature Page]

Exhibit A

The equity awards set forth in the table below on this Exhibit A (the “Equity Awards”) represent all of your restricted stock units (“RSUs”), performance share units (“PSUs”), and other equity or equity-based awards outstanding as of the date of this Agreement under Aon plans and programs, in each case as amended, supplemented, or otherwise modified from time to time, including, without limitation, the following: the Aon plc 2011 Incentive Plan (the “2011 Plan”), the Leadership Performance Program under the 2011 Plan (the “LPP”), the 3x3 Performance Plan under the LPP (the “3x3PP”), and the Incentive Stock Program (the “ISP”). You acknowledge and agree that, other than the Equity Awards, you do not hold or have any rights with respect to any Aon equity or equity-based awards or compensation.

Defined Term	Award Type	Number of Units Granted (assuming target performance for PSUs)	Number of Units Outstanding as of Date of this Agreement, assuming target performance for PSUs	Grant Date

2025 ISP RSUs	RSUs under 2025 ISP	2,242	2,242	2/13/2025

3x3PP PSUs	PSUs under 3x3PP: Performance Cycle 1/1/24 - 12/31/26	16,190	16,190	3/21/2024

LPP 19 PSUs	PSUs under LPP 19: Performance Cycle 1/1/24 - 12/31/26	19,907	19,907	3/21/2024

Special PSUs	PSUs under 2011 Plan and pursuant to terms of the Employment Agreement	50,000	50,000	7/26/2023

LPP 18 PSUs	PSUs under LPP 18: Performance Cycle 1/1/23 - 12/31/25	21,453	21,453	3/23/2023

2023 ISP RSUs	RSUs under 2023 ISP	7,252	2,418	2/16/2023

A-1